UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

SI Technologies

(Name of Registrant As Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

[Graphic to come]

November 7, 2003

Dear Shareholder:

You are cordially invited to attend the annual shareholders meeting of SI Technologies, Inc. which will be held at the corporate office, 14192 Franklin Avenue, Tustin, California, on December 11, 2003 at 2:00 p.m. I look forward to greeting as many of our shareholders as possible.

Details of the business to be conducted at the annual meeting are given in the attached Notice of Annual Meeting and Proxy statement.

Whether or not you attend the annual meeting it is important that your shares be represented and voted at the meeting. Therefore, I urge you to sign, date, and promptly return the enclosed proxy.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company.

Sincerely,

Rick A. Beets

President & CEO

[Graphic to come]

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD DECEMBER 11, 2003

To the shareholders of SI Technologies, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of SI Technologies, Inc. (the “Company”), a Delaware corporation, will be held on Thursday, December 11, 2003, at 2:00 p.m. local time, at 14192 Franklin Avenue, Tustin, California for the following purposes:

1.	To elect a board of six directors.

2.	To vote on proposal 2—Approval of SI Technologies, Inc. 2003 Stock Option Plan.

3.	To vote on proposal 3—Ratification of the Sale of Common Stock and Warrants to Ralph E. Crump and Marjorie L. Crump.

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on October 31, 2003 will be entitled to a vote at the annual meeting and at any adjournment thereof.

By Order of the Board of Directors

Rick A. Beets

President, CEO and Director

Tustin, California

November 7, 2003

YOUR VOTE IS IMPORTANT

Whether or not you expect to attend in person, we urge you to sign, date, and return the enclosed Proxy at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly signing, dating, and returning the Proxy will save the Company the expense and extra work of additional solicitation. Sending in your Proxy will not prevent you from voting your stock at the meeting if you desire to do so, as your Proxy is revocable at your option.

[Graphics to come]

14192 Franklin Avenue

Tustin, California 92780

714-505-6483

PROXY STATEMENT

SOLICITATION OF PROXIES

The Board of Directors of SI Technologies, Inc. (the “Company”), is soliciting the enclosed proxy for use at the Annual Meeting of Shareholders of the Company to be held on Thursday, December 11, 2003, at 2:00 p.m. local time, at 14192 Franklin Avenue, Tustin, California. Whether or not you plan to attend the meeting, you are requested to date, sign and return the proxy to the Company as promptly as possible. The shares represented by proxies will be voted in accordance with the Board of Directors’ recommendations unless the proxy indicates otherwise. Any shareholders giving a proxy may revoke it at any time prior to its use by filing with the Secretary of the Company a written revocation of a proxy bearing a later date, or by voting in person at the meeting. The costs of the solicitation will be paid by the Company. In addition to the solicitation of proxies by the use of the mail, directors, officers and employees of the company may solicit proxies personally, or by other appropriate means. The Company may also request banks, brokerage houses, and other custodians, nominees or fiduciaries holding stock in their names for others, to send proxy materials and to obtain proxies from their principals, and the Company will reimburse them for their expenses in doing so.

The approximate date on which this proxy statement and the form of proxy is first being sent or given to the shareholders is November     , 2003.

The Company’s Annual Report for the fiscal year ended July 31, 2003 (the “Annual Report”), is being mailed concurrently with this proxy statement. Brokerage houses, custodians, nominees, and others may obtain additional copies of the Annual Report or this proxy statement by request to the Company.

VOTING RIGHTS

As of October 31, 2003, there were 4,026,996 shares of the Company’s common stock outstanding. The Company has only one class of equity security outstanding. The Board of Directors has set the close of business on October 31, 2003 as the record date for determining those shareholders entitled to vote at the annual meeting.

Under Delaware law and the Company’s certificate of incorporation, if a quorum is present at the meeting, the six (6) nominees for election as directors who receive the greatest number of votes cast for the election of directors at the meeting by the shares present in person or represented by proxy at the meeting and entitled to vote shall be elected directors. In the election of directors, any action other than a vote for a nominee will have the practical effect of voting against the nominee. Abstention from voting will have the practical effect of voting against any other matter submitted to a vote at the meeting since it is one less vote for approval. Broker nonvotes on one or more matters will have no impact on such matters since they are not considered “shares present” for voting purposes.

PRINCIPAL HOLDERS OF VOTING SECURITIES

As of the close of business on October 31, 2003, there were 4,026,996 shares of common stock of the Company outstanding. The following table sets forth certain information regarding the Company’s common stock beneficially owned on October 31, 2003 by (i) each person who is known by the Company to own beneficially more than 5% of the Company’s common stock, (ii) each director, (iii) each named executive officer, and (iv) all directors and executive officers as a group:

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)	Percent of Beneficial Ownership
Ralph E. Crump(2) Chairman of the Board, Treasurer, Director	750,998(4)(11)	18.6%
Rick A. Beets(2) President, CEO & Director	536,084(5)	13.3%
Edward A. Alkire(2) Secretary, Director	369,100(3)(6)	9.2%
S. Scott Crump(2),(7) Director	283,124(3)(8)	7.0%
D. Dean Spatz(2) Director	154,000(3)(9)	3.8%
Heinz Zweipfennig(2) Director	137,500(3)	3.4%
All Directors and Officers as a group (6 persons)	2,230,806(2)(3)(4)(5)(6)(7)(8)(9)(11)	55.4%
The MidSouth Investor Fund	424,902(10)	10.6%

(1)	Information with respect to beneficial ownership is based upon the Company’s stock records and data supplied to the Company by the holders. Subject to applicable community property and similar statutes, and except as otherwise indicated, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.
(2)	The address of each executive officer and director is c/o SI Technologies, Inc., 14192 Franklin Avenue, Tustin, CA 92780.
(3)	Includes 72,500 shares subject to currently exercisable options.
(4)	Includes 344,229 shares held of record by Mr. Ralph Crump’s wife, Marjorie L. Crump. Mr. Ralph Crump has shared voting and investment power with respect to such shares.
(5)	Includes 210,500 shares subject to currently exercisable options. Does not include 4,000 unvested option shares granted in 1999.
(6)	Includes 1,000 shares held of record by Mr. Alkire’s children for whom he acts as custodian.
(7)	S. Scott Crump is the son of Ralph E. Crump.
(8)	Includes 109,562 shares held of record by Mr. S. Scott Crump’s wife, Lisa Crump. Mr. S. Scott Crump has shared voting and investment power with respect to such shares.
(9)	Includes 750 shares held of record by Mr. Spatz’s wife, Ruth Carol Spatz. Mr. Spatz has shared voting and investment power with respect to such shares.
(10)	L. O. Heidtke, President of Heidtke and Company, Inc. is the investment advisor to The MidSouth Investor Fund, and shares voting and investment control over the shares held by these funds. Includes 25,886 warrants currently exercisable.
(11)	Includes 47,500 shares subject to currently exercisable options.

MANAGEMENT

Directors and Executive Officers

The Directors and Executive Officers of the Company are as follows:

Name	Age	Position
Edward A. Alkire	50	Secretary, Director
Rick A. Beets	50	President, CEO, CFO & Director
Ralph E. Crump	80	Chairman of the Board, Treasurer, Director
S. Scott Crump	50	Director
D. Dean Spatz	59	Director
Heinz Zweipfennig	70	Director

Certain Information Concerning Executive Officers and Nominees for Directors

Edward A. Alkire - Director since 1990, Chief Operating and Financial Officer from 1989 to 1993. Mr. Alkire is currently employed at Holman & Associates, Inc., P.S., a certified public accounting firm. Prior to joining SI Technologies, Inc. in 1989, Mr. Alkire was a Senior Manager at Touche Ross & Co., a certified public accounting firm, where he provided business and tax consulting services to closely-held and emerging businesses. Mr. Alkire is a Certified Public Accountant and is a graduate of Evergreen State College.

Rick A. Beets - Chief Executive Officer since August 1993, President since December 1993, a Director since October 1997. Prior to joining SI, Mr. Beets served as a Division Manager for the Machinery and Equipment Group of Chicago-based FMC Corporation from 1988-1993. Prior to FMC (from 1977-1988), he worked with Colt Industries, Inc., in a number of increasingly responsible positions with the Fairbanks Morse Pump Division and the company’s France Compressor Products Division. Mr. Beets holds a BS degree in Industrial Management and a MA degree in Business Administration.

Ralph E. Crump - Director since 1981, Treasurer since 1983, and Chairman of the Board since November 1988. Mr. Crump is President of Crump Industrial Group, an investment firm located in Trumbull, Connecticut. Mr. Crump is also a co-founder and director of Osmonics, Inc. (NYSE), Stratasys, Inc. (NASDAQ), Imtec, Inc. (NASDAQ) and Mity-Lite, Inc. (NASDAQ) and ex-chairman of Med-Chem Products, Inc., (AMEX), and Ivy Medical, Inc. (formerly NASDAQ). Prior to November 1986, Mr. Crump was Chairman, President, and Director of Frigitronics, Inc., a manufacturer of eye care products, which he co-founded in 1962. Frigitronics’ common stock was listed on the New York Stock Exchange until its acquisition by Revlon in November, 1986. Mr. Crump is a Trustee of the Alumni Foundation of the University of California at Los Angeles and a member of the Board of Overseers for the Thayer Engineering School at Dartmouth College.

S. Scott Crump - Director since 1981. Mr. Crump joined the Company as its Vice President-Marketing and was an Executive Vice President until June 1988. He is the Chairman and President of Stratasys Inc., (NASDAQ), a manufacturer of equipment for the product design industry using prototyping technology. From 1988 until 1989 he was Chief Operating Officer of Ivy Medical, Inc., (formerly NASDAQ) a manufacturer of equipment for the health care industry. He holds a BS in Mechanical Engineering and is a registered professional engineer.

D. Dean Spatz - Director since 1983. Mr. Spatz is the Chairman and CEO of Osmonics, Inc. (NYSE), which is a leading manufacturer and worldwide marketer of high-technology water purification and fluid filtration and fluid handling equipment, as well as replaceable components used in this equipment. Mr. Spatz is also a director of Signa Aldrich Corp. (NASDAQ). He holds a B.A. from Dartmouth College and a Master of Engineering degree from the Thayer School of Engineering, Dartmouth College.

Heinz Zweipfennig - Director since 1979. Mr. Zweipfennig served, from 1984 until his retirement, as President of Zweipfennig Management Consultants, an international consulting company. He also served as a member of the board of directors of the Software Management Services Corporation. From 1979 to 1984, he was co-founder and director of Scientific Data Systems, Inc., a Los Angeles, California based computer systems manufacturing company. Prior to 1979, he held senior management positions with Perkin-Elmer, Macro Data and Xerox Corporation.

PROPOSAL 1 — ELECTION OF DIRECTORS

At the Annual Meeting six directors, constituting the entire Board of Directors, are to be elected to hold office until the next Annual Meeting and until their successors are duly elected and qualified. Messrs. R. Crump, E. Alkire, R. Beets, S. Crump, D. Spatz, and H. Zweipfennig are the current directors of the company and have been nominated to continue as directors. Unless otherwise directed, the proxy holders will vote all proxies with a view toward the election of these nominees. If, due to circumstances not at present foreseen, any of such nominees shall not be available for election, the proxy will be voted for such other person or persons as the Board of Directors may recommend.

Committees and Compensation of the Board of Directors

During the last fiscal year of the Company, the Board of Directors had four meetings. Except for an audit committee and the committee for the administration of the 1994 Stock Option Plan, the Board of Directors has no compensation, nominating or other committee to carry out all or part of its management functions. The members of the audit committee are Messrs. Ralph E. Crump, D. Dean Spatz, and Ed Alkire.

During fiscal year 2003, each director attended 100 percent of the aggregate number of meetings of the Board of Directors and the committees on which each Director serves. During fiscal year 2003 three meetings were held by the Audit Committee. Members of the Board do not receive cash compensation for their service on the Company’s Board of Directors or any committee thereof but are reimbursed for business expenses incurred in attending meetings.

Audit Fees

During the last fiscal year, the Company engaged McGladrey & Pullen for the audit and tax services for the current fiscal year. For the 2002 audit and the quarterly reviews through the end of the third quarter, the Company engaged Grant Thornton for these audit and tax services. During 2003, the Company expended $141,000 in audit fees for the annual audit and quarterly reviews, $65,418 for tax services including several carryback filings, and $15,500 for other services.

McGladrey & Pullen and Grant Thornton did not use leased employees in the performance of services for the Company.

EXECUTIVE COMPENSATION

The following table sets forth information with respect to compensation paid or accrued during the years ended July 31, 2003, 2002 and 2001 for the Chief Executive Officer and each other named executive receiving compensation over $100,000 in the most recent fiscal year.

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long Term Compensation
				Awards
Name & Principal Position	Fiscal Year	Annual Salary	Bonus	Options (Shares)
Rick A. Beets	2003	$205,000	$—	10,000	(1)
President & CEO,	2002	$205,000	$—	10,000	(2)
Director	2001	$205,000	$—	10,000	(3)

(1)	Consists of an option to acquire 10,000 shares at an exercise price of $1.59 issued under the Company’s 1994 Stock Option Plan
(2)	Consists of an option to acquire 10,000 shares at an exercise price of $1.19 issued under the Company’s 1994 Stock Option Plan.
(3)	Consists of an option to acquire 7,500 shares at an exercise price of $2.125 issued under the Company’s 1994 Stock Option Plan.

The following table sets forth information about stock option grants during 2003.

OPTION GRANTS IN LAST FISCAL YEAR

Name	Options Granted	Percentage of Total Options Granted to Employees in 2003	Exercise Price	Expiration Date(1)	Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
					5%	10%
Rick A. Beets	10,000	14.3%	$1.59	12/12/12	$4,099	$9,441

(1)	The options were granted for a term of ten years. The options vest over one year from the date of grant.
(2)	Potential values stated are the result of using the Securities and Exchange Commission method of calculations of 5% and 10% appreciation in value from the date of grant to the end of the option term. Such assumed rates of appreciation and potential realizable values are not necessarily indicative of the appreciation, if any, which may be realized in future periods.

The following table shows information concerning the number and value of unexercised options held by Mr. Beets at the end of fiscal 2003.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES(1)

Name	Number of Securities Underlying Unexercised Options at FY-End Exercisable/Unexercisable(1)	Value of Unexercised in-the-money Options at FY-End Exercisable/Unexercisable
Rick A. Beets	210,500 / 4,000	$ 60,752 / $—(2)

(1)	No options were exercised by Mr. Beets during fiscal year 2003.
(2)	The values shown equal the difference between the exercise price of unexercised in-the-money options and the closing price of the underlying common stock at July 31, 2003. Options are in-the-money if the fair market value of the Common Stock exceeds the exercise price of the options.

Description of the Company’s Stock Option Plans

The Company has options outstanding under two Stock Option Plans, the amended and restated 1984-85 Stock Option Plan and the 1994 Stock Option Plan (the “1994 Plan”). The 1984-1985 Plan has expired and no further options may be granted under that plan. The 1994 Plan provides for the grant of statutory stock options and non-qualified stock options to purchase an aggregate of 600,000 shares of common stock. The Plan is administered by two or more members of the board of directors. Statutory options may not be granted at an exercise price less than fair market value of the common stock on the date of grant. Unless otherwise specified, the options granted under the 1994 Plan expire up to ten years from the date of grant. Generally, if an optionee ceases to be an employee or director for any reason other than death or disability, the option expires 90 days after the date of termination.

PROPOSAL 2 — APPROVAL OF THE SI TECHNOLOGIES, INC. 2003 STOCK OPTION PLAN.

On November 7, 2003, the Board of Directors adopted, subject to shareholder approval, the SI Technologies, Inc. 2003 Stock Option Plan (the “2003 Plan”). The purpose of the 2003 Plan is to provide a method by which selected individuals performing services for the Company may be offered an opportunity to invest in common stock of the Company, thereby increasing their personal interest in the growth and success of the company and its affiliates.

As of July 31, 2003, the Company had approximately 240 employees. All persons who are performing or have been hired to perform services for the Company, including employees, officers and directors, are eligible to be considered for option grants under the 2003 Plan (“Eligible Persons”).

As of July 31, 2003, there were approximately 600,000 shares of common stock subject to outstanding stock options granted under the SI Technologies, Inc. 1994 Stock Option Plan, as amended (the “1994 Plan”) and approximately 115,000 shares of common stock granted under the Company’s 1984-1985 Stock Option Plan, which expired in 1994. There were no additional shares of common stock subject to outstanding stock options granted outside these plans. Incentive Stock Options may not be granted under the 1994 Stock Option Plan after June 30, 2004.

The maximum number of shares of Common Stock for which options may be granted during the term of the 2003 Plan will be 200,000. If the 2003 Plan is approved by the shareholders, the Company will not make any additional grants under the 1994 Plan. If the 2003 Plan is not approved by shareholders, the Company may continue to grant any options it has available for grant under the 1994 Plan.

The following table summarizes certain information with respect to benefits that will be received by the directors standing for re-election and by our officers and employees:

Plan Benefits

2003 Stock Option Plan

Name	Dollar Value	Number of Shares
Rick A. Beets, President, CEO and Director	(1)	(1)
All current executive officers as a group (4 persons)	(1)	(1)
All employees, including current officers who are not executive officers, as a group (236 persons)	(1)	(1)
All current directors who are not executive officers as a group (5 persons)	(1)	(1)

(1) Not determinable.

Following is a summary of the 2003 Plan. This summary does not purport to be complete, and is qualified in its entirety by reference to the full text of the 2003 Plan, which appears as Exhibit A to this Proxy Statement.

Summary of the 2003 Plan

A total of 200,000 shares of Common Stock will be reserved under the 2003 plan for Eligible Persons. The 2003 Plan will be administered by the Board of Directors of the Company (the “Board”). The Board has the authority to appoint a committee consisting of two or more of its members to administer the 2003 Plan.

The Board shall have the authority to determine (a) the Eligible Persons to whom options are to be granted, (b) the number of shares of Common Stock for which the options are exercisable and the purchase price of such shares, (c) whether the options are incentive stock options or nonqualified stock options, and (d) all of the other terms and conditions of the options. The Board shall have full power and authority, subject only to the provisions of the 2003 Plan (i) to administer or supervise the administration of the 2003 Plan, (ii) to interpret the provisions of the 2003 Plan and option agreements issued under the 2003 Plan, (iii) to correct any defect, supply any information and reconcile any inconsistency in such manner and to such extent as it determines to be necessary or advisable to carry out the purpose of the 2003 Plan, and (iv) to take such other actions in connection with the 2003 Plan as it determines to be necessary or advisable. The Board is authorized to adopt, amend and rescind such rules, regulations and procedures not inconsistent with the provisions of the 2003 Plan as it determines to be necessary or advisable for the proper administration of the 2003 Plan, and each option shall be subject to all such rules, regulations and procedures. Exercise by the Board of its authority shall be consistent with the intent that (a) all incentive stock options be qualified under the terms of Section 422 of the Internal Revenue Code, and (b) the 2003 Plan be administered in a manner so that, to the extent possible, the grant of options and all other transactions with respect to the 2003 Plan, and any Common Stock acquired upon exercise of options, shall be exempt from the operation of Section 16(b) of the Exchange Act.

Shares of Common Stock will be made available from the authorized but unissued shares of the Company. If an option terminates for any reason without having been exercised in full, the shares of Common Stock for which the option has not been exercised shall again be available for purposes of the 2003 Plan.

The price at which shares of Common Stock may be purchased upon exercise of an option may be more than, less than or equal to the fair market value of the shares on the date the option is granted. However, the purchase price of each share of Common Stock under an incentive stock option must be (a) at least 110% of the fair market value of such share on the date of grant of the option, if it is granted to a 10% shareholder, and (b) not less than the fair market value of such share on the date of grant of the option, if it is granted to any other Eligible Person.

An optionee generally may transfer a nonqualified option to any Permitted Transferee (as that term is defined in the 2003 Plan), so long as the transfer is without value (the right to transfer a nonqualified stock option may be limited by its option agreement). The Permitted Transferee may transfer the option without value to any other Permitted Transferee of the Optionee. Parents, children, grandchildren, siblings, nieces and nephews and certain other relatives and individuals, including in-laws and relatives by adoption, any person sharing the Optionee’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent (50%) of the beneficial interest, and any other non-charitable entity in which these persons (or the Optionee) own more than fifty percent (50%) of the voting interests will qualify as Permitted Transferees.

Incentive stock options granted under the 2003 Plan will not be transferable to Permitted Transferees.

Except as expressly permitted by the 2003 Plan, an option will not be transferable by its holder other than by will or by the laws of descent and distribution, will not be involuntarily alienable by legal process or otherwise by operation of law, and will be exercisable during the holder’s lifetime only by the holder. If the holder of an option dies prior to its full exercise, the option may be exercised, to the extent it does not thereby terminate, by the person or persons to whom the rights of the holder of the option pass by will or by applicable laws of descent and distribution.

Subject to the provisions of the 2003 Plan with respect to termination of options upon or following death, disability (as defined in the 2003 Plan) or other termination of service, the Board shall determine the term of each option, which term shall not be more than (a) five years from the date of grant in the case of an incentive stock option granted to a 10% shareholder, and (b) ten years from the date of grant in the case of any other incentive stock option.

If an option holder’s service terminates without cause prior to the full exercise of an option, then the option generally shall thereafter be exercisable, to the extent the option holder was entitled to exercise the option on the date of such termination, for a period of three months following such termination (but not later than the end of the term of the option); provided, however, that, if the holder’s service terminates by reason of death or disability, the option shall be exercisable for a period of one year following such termination (but not later than the end of the term of the option). At the end of such period, the option shall terminate. If a holder’s service is terminated for cause, then all options held by the holder shall immediately terminate. Following termination of a holder’s service, if the holder engages in any act that would have constituted cause if the holder had remained in the service of the Company, then the Board shall be entitled to terminate any options held by the holder. The Board may modify these provisions in the case of individual option grants.

An option shall be exercised by written notice to the Company in compliance with the terms and conditions of its option agreement and such procedures for exercise of options as the Board may adopt from time to time. The method or methods of payment of the purchase price of the shares to be purchased upon exercise of the option shall be determined by the Board and set forth in the option agreement for the option. Such method or methods may consist of (i) check, (ii) promissory note, (iii) whole shares of Common Stock already owned by the option holder, (iv) the withholding of shares of Common Stock issuable upon exercise of the option, (v) the delivery, together with a properly executed exercise notice, of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds required to pay the purchase price, (vi) any combination of the foregoing methods of payment, or (vii) such other consideration and method of payment as may be permitted for the issuance of shares under applicable securities and other laws. The Board may specify a minimum number of shares of Common Stock for which an Option must be exercised.

The Board may from time to time amend the 2003 Plan, whether before or after termination of the 2003 Plan, in such respects as it shall deem advisable; provided, however, that any such amendment (i) shall comply with all applicable laws and stock exchange listing requirements, and (ii) with respect to incentive stock options granted or to be granted under the 2003 Plan, shall be subject to any approval by shareholders of the Company required under the Internal Revenue Code of 1986. No amendment of the 2003 Plan may adversely affect the rights of the option holder of an option in any material way unless the option holder consents thereto.

The 2003 Plan shall terminate on November 7, 2013, provided, however, that the Board may terminate the 2003 Plan at any earlier time.

Federal Income Tax Consequences

The Company intends that certain of the options granted under the 2003 Plan will qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Assuming that the options are so qualified, the tax consequences to an optionee will vary depending on whether certain holding period requirements are met. In addition, an option will cease to be an incentive stock option, and thereafter be taxed as a nonqualified stock option, if the optionee exercises the option more than three months following termination of employment for any reason other than death or disability, or more than one year following termination of employment on account of disability.

If an optionee acquiring stock pursuant to an incentive stock option holds the stock until at least one year after the transfer of the stock to the optionee and at least two years from the date of grant of the option, then, subject to the alternative minimum tax rules discussed below, there will be no tax consequences to the optionee or the Company when the incentive stock option is granted or when it is exercised. When the stock is ultimately sold, gain or loss will be determined, based on the difference between the net proceeds of the sale and the aggregate purchase price paid for the stock, and the optionee will be required to report such gain or loss as long-term capital gain or loss on his or her federal income tax return for the year in which the sale occurs.

If stock acquired upon exercise of an option is sold by the optionee and, at the time of the sale, the holding period requirements described in the preceding paragraph have not been met, the federal income tax consequences to the optionee will be as follows:

(a) The optionee will be required to report, on his or her federal income tax return for the year in which the sale occurs, additional compensation income equal to the difference between (i) the fair market value of the stock at the time of exercise of the option (or if less, the price at which the stock was sold) and (ii) the purchase price at which the stock was acquired (the Company will generally be entitled to a compensation deduction in an equivalent amount).

(b) For purposes of determining gain or loss upon sale of the stock when it is ultimately sold, an amount equal to this compensation income will be added to the purchase price at which the stock was acquired, and the total will be the holder’s adjusted cost of the stock. Gain or loss will be determined, based upon the difference between this adjusted cost of the stock and the net proceeds of the sale, and the holder will be required to report such gain or loss as long-term or short-term (depending on how long the holder held the stock) capital gain or loss on his or her federal income tax return for the year in which the sale occurs.

When an optionee exercises an incentive stock option, the difference between the fair market value of the stock on the date of exercise and the purchase price paid results in an adjustment in computing alternative minimum taxable income for purposes of Sections 55 et seq. of the Code, which may trigger alternative minimum tax consequences for optionees. Any alternative minimum tax that is payable may ultimately be credited against future taxes owed.

The Company may grant nonqualified stock options under the 2003 Plan. In general, there will be no tax consequences to the optionee or the Company when such an option is granted. Upon exercise of such an option, the optionee will be required to report, on his or her federal income tax return for the year in which the exercise occurs, additional compensation income equal to the difference between the fair market value of the stock at the time of exercise of the option and the purchase price at which the stock was acquired (the Company will generally be entitled to a compensation deduction in an equivalent amount). The optionee will be subject to tax on this amount even if the option has been transferred to, and is subsequently exercised by, a Permitted Transferee. When the stock is ultimately sold, the transaction will be taxed in the manner described in subparagraph (b) above for incentive stock options.

If a holder realizes a gain on disposition of stock acquired through the exercise of an option and any portion of that gain is, under the rules described above, treated as a capital gain, then that gain may first be offset against any capital losses (or capital loss carryforwards) that the holder may have in the year of disposition. Any remaining net capital gain will be (a) long term capital gain, if the stock was held for more than one year, or (b) short-term capital gain, if the stock was held for one year or less. Certain preferential tax rates apply to long-term capital gains. Short-term capital gains are taxed at ordinary income tax rates.

The maximum tax rate applicable to long-term capital gains is generally 15% (the rate may be 5% for certain low-income taxpayers). The maximum individual rate (including surtaxes) applicable to short-term capital gains taxable as ordinary income is currently 35% (under the Jobs and Growth Tax Relief Reconciliation Act of 2003). In certain circumstances, due to the reduction of itemized deductions and personal exemptions above certain income levels, the maximum effective tax rate on short-term capital gains earned by some holders may exceed the stated maximum marginal rates.

If a holder realizes a loss on disposition of stock acquired through the exercise of an option, the loss will be treated as a capital loss and may be offset against any capital gains the holder may have in the year of disposition. Any excess capital loss may be used to offset up to $3,000 of the holder’s ordinary income per year (for a single individual or a married couple filing jointly) and may be carried forward indefinitely until the entire loss has been so used.

This summary is not a complete description of the U.S. Federal income tax aspects of the 2003 Plan. Moreover, this summary relates only to Federal income taxes. There may also be Federal estate and gift tax consequences associated with the 2003 Plan, as well as foreign, state and local tax consequences.

The affirmative vote of a majority of the outstanding shares of common stock voted in person or by proxy at our 2003 Annual Meeting of Shareholders is required to approve the 2003 Stock Option Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE 2003 PLAN.

Securities Authorized for Issuance Under Equity Compensation Plans

The following is a summary as of July 31, 2003 of all equity compensation plans of the Company that provide for the issuance of equity securities as compensation.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	682,500	$.90-4.53	none
Equity compensation plans not approved by security holders	168,824	$2.50	none
TOTAL	851,324	$.90-4.53	none

PROPOSAL 3 — RATIFICATION OF THE SALE OF COMMON STOCK AND WARRANTS TO RALPH E. CRUMP AND MARJORIE L. CRUMP.

As part of a private placement to six accredited investors, on April 22, 2003, the Company sold an aggregate of 281,374 shares of the Company’s common stock to two accredited investors, Ralph E. Crump and his wife, Marjorie L. Crump, for a total sale price of $500,000. The sale to Mr. and Mrs. Crump was made to provide the Company with needed working capital. Mr. Crump is the Chairman of the Board and Treasurer of the Company. The sale of common stock was made in reliance upon the private placement exemption contained in Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D. In connection with this offering the Company also issued a five-year warrant to purchase 56,275 shares of Common Stock to Ralph E. Crump and five-year warrant to purchase 56,275 shares of Common Stock to Marjorie L. Crump. The warrants are immediately exercisable and have an exercise price of $2.50 per share. The warrants also have a cashless exercise provision, which allows the holder to exercise the warrant by exchanging for the exercise price a number of shares of common stock having an aggregate fair market value on the date of exercise equal to the aggregate exercise price for the warrants the holder wishes to exercise. The sale of common stock and warrants to Ralph E. Crump and Marjorie L. Crump described above is referred to as the “Transaction.”

The table below illustrates the beneficial ownership of Ralph E. Crump and Marjorie L. Crump before and after the Transaction.

	Number of shares of common stock beneficially owned before the Transactions		Number of shares of common stock beneficially owned after the Transaction		Percentage of Beneficial ownership before the Transaction(1)(2)	Percentage of Beneficial ownership after the Transaction(1)(3)
Ralph E. Crump and Marjorie L. Crump	459,624	(4)	853,548	(5)	12.6%	20.6%

(1)	For purposes of this table, a person is deemed to have “beneficial ownership” of shares of common stock if such person or group has the right to acquire beneficial ownership of such shares within 60 days. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(2)	Based upon 3,579,953 shares issued and outstanding as of July 31, 2002.
(3)	Based upon 4,026,996 shares issued and outstanding as of July 31, 2003.
(4)	203,562 shares of common stock are held of record in the name of Marjorie L. Crump. The remaining shares are held of record in the name of Ralph E. Crump. Also includes currently exercisable options to purchase 37,500 shares of common stock held by Ralph E. Crump. Ralph E. Crump and Marjorie L. Crump share voting and investment power with respect to all shares.
(5)	344,229 shares of common stock and warrants to purchase 56,275 shares of common stock are held of record in the name of Marjorie L. Crump. The remaining shares are held of record in the name of Ralph E. Crump. Also includes currently exercisable options to purchase 47,500 shares of common stock and warrants to purchase 56,275 shares of common stock held by Ralph E. Crump. Ralph E. Crump and Marjorie L. Crump share voting and investment power with respect to all shares.

After the sale of common stock and warrants in the Transaction Mr. and Mrs. Crump will have beneficial ownership exceeding 20% of the outstanding common stock of the Company. Therefore, shareholder approval for the Transaction is required. Until shareholder approval can be obtained, both Ralph E. Crump and Marjorie Crump have signed an agreement with the Company agreeing that they each will not exercise their warrants, purchase any shares of the Company’s common stock without prior Company approval, sell, pledge or otherwise transfer any of the shares of common stock or warrants received in the Transaction, or exercise any securities convertible into, exchangeable for or that represent the right to receive shares of the Company’s common stock, whether now owned or hereafter acquired. Ralph E. Crump and Marjorie L. Crump have also acknowledged that they will not receive any economic benefits from the shares of common stock or the warrants received in the Transaction until shareholder approval is obtained, and they have acknowledged that they will not be permitted to vote the 281,374 shares of common stock they received in the Transaction at the 2003 annual meeting of shareholders.

The Board of Directors has approved the sale of common stock and warrants to Ralph E. Crump and Marjorie L. Crump and believes it to be in the best interest of the Company and its shareholders, as it provided the Company with additional needed working capital. The Board recommends that the shareholders of the Company approve the Transaction.

In order for the Transaction to be approved, a majority of the votes cast on the proposal in person or by proxy must be cast in favor of the Transaction. The Company has agreed with Mr. and Mrs. Crump that, if the Transaction is not approved, the Company will repurchase 25,000 warrants from Mr. and Mrs. Crump at a price of $.75 per warrant share to reduce their beneficial ownership percentage to less than 20%. If shareholder approval was not obtained, and this repurchase were to occur, Mr. and Mrs. Crump would be the beneficial owners of approximately 19.9% of the outstanding common stock of the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE TRANSACTION.

COMPLIANCE WITH SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors, and greater than ten percent (10%) shareholders are required by SEC regulation to furnish the Company with copies of all section 16(a) reports.

To the Company’s knowledge, based solely on review of such reports furnished to the Company, during the fiscal year ended July 31, 2003, all Section 16(a) filing requirements applicable to its officers, directors and persons who own more than 10% of a registered class of the Company’s equity were filed on a timely basis.

SHAREHOLDER PROPOSAL

Proposals of shareholders to be presented at the fiscal year 2004 Annual Meeting of Shareholders must be received by the Company at its principal executive offices, no later than August 26, 2004, in order to be included in the proxy statement and form of proxy relating to that meeting.

A copy of the Company’s annual report on Form 10-K, as filed with the Securities and Exchange Commission, will be furnished without charge to any shareholder upon written request to the President of SI Technologies, Inc., 14192 Franklin Avenue, Tustin, California 92780, Attn: Rick A. Beets, President & CEO.

OTHER BUSINESS

The Board of Directors knows of no business that will be presented for consideration at the annual meeting other than as stated in the Notice of Annual Meeting. If, however, other matters are properly brought before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the proxy holders or their substitutes.

SI TECHNOLOGIES, INC.

This Proxy is Solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders to be held on—December 11, 2003

The undersigned hereby constitutes and appoints Rick A. Beets and Ralph E. Crump and each of them, with full power of substitution, attorneys and proxies of the undersigned, to represent the undersigned and vote as if personally present at the Annual Meeting of Shareholders to be held at 14192 Franklin Avenue, Tustin, California at 2:00 P.M. local time and at any adjournment thereof, in the following manner:

1.	Election of Directors:

Management nominates the following directors

Edward A. Alkire	Rick A. Beets	Ralph E. Crump
S. Scott Crump	D. Dean Spatz	Heinz Zweipfennig
☐ FOR	☐ WITHHOLD AUTHORITY
all nominees listed above (except as marked contrary below)	to vote for all nominees listed above

(Instructions:    To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

2.	Approval of the proposed 2003 Stock Option Plan

☐    FOR                ☐    AGAINST                ☐    ABSTAIN

3.	Approval of the proposed Ratification of the Sale of Common Stock and Warrants to Ralph E. Crump and Marjorie L. Crump

☐    FOR                ☐    AGAINST                ☐    ABSTAIN

4.	In accordance with their best judgment with respect to any other matters which may properly come before this meeting.

WHEN THIS PROXY IS PROPERLY EXECUTED AND RETURNED, SHARES IT REPRESENTS WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH THE CHOICES SPECIFIED ABOVE.

IF NO CHOICES ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES AND PROPOSALS SET FORTH HEREIN AND IN ACCORDANCE WITH THE BEST JUDGMENT OF THE DESIGNATED INDIVIDUALS WITH RESPECT TO ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

Dated:

Signature

Signature

Please date and sign exactly as your name or names appear below. If more than one owner, all should sign. When signing as attorney executor, administrator, trustee or guardian, give your full name and title as such. If the signatory is a corporation or partnership, sign the full corporate or partnership name by a duly authorized officer or partner.

PLEASE COMPLETE, SIGN AND RETURN THIS PROXY PROMPTLY.